Exhibit 10.10
EXECUTION COPY
FIRST AMENDMENT
     THIS FIRST AMENDMENT (this “Agreement”) to the Credit Agreement referred to below, is made and entered into as of March 31, 2009, and effective in accordance with Section 3 below, by and among GRAY TELEVISION, INC., a Georgia corporation (the “Borrower”), certain subsidiaries of the Borrower, the Lenders party hereto (collectively, the “Consenting Lenders”) pursuant to an authorization (in the form attached hereto as Exhibit A , each a “Lender Authorization”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”).
Statement of Purpose
     The Borrower, the lenders party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of March 19, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have extended certain credit facilities to the Borrower.
     The Borrower has requested, and the Lenders and the Administrative Agent have agreed, subject to the terms and conditions set forth herein, to amend the Credit Agreement as specifically set forth herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Capitalized Terms. All capitalized undefined terms used in this Agreement (including, without limitation, in the introductory paragraph and the Statement of Purpose hereto) shall have the meanings assigned thereto in the Credit Agreement.
     2. Amendments to Credit Agreement. Subject to and in accordance with the terms and conditions set forth herein, the Administrative Agent and the Lenders hereby agree to amend the Credit Agreement as follows:
     (a) Amendments to Section 1.1 (Defined Terms).
          (i) Section 1.1 is hereby amended by adding the following new defined terms in the proper alphabetical order:
     “Equity Issuance” shall mean (a) any issuance by the Borrower or any of its Subsidiaries, any Holding Company or any Intermediate Holding Company of Capital Stock (including any issuance pursuant to the granting of or exercise of any options or warrants or the incurrence of or conversion of any debt securities into Capital Stock) and (b) any capital contribution from any Person (other than the Borrower or a guarantor of the Obligations) to the Borrower or any of its Subsidiaries or any Holding Company. “Equity Issuance” shall not include amounts described in clauses (a) and (b) above (i) resulting from the exercise of stock options, warrants or other rights issued as part of any compensation plan or (ii) the proceeds of which are used to finance Acquisitions permitted pursuant to Section 7.6 made substantially concurrently with such Equity Issuance.
     “Facility Fees” shall have the meaning assigned thereto in Section 2.4(e)(ii).

     “Facility Fee Rate” shall mean a rate per annum equal to 3.00%, as such percentage may be decreased (a) pursuant to Section 2.4(e)(iv) or (b) with the prior written consent of the Required Lenders.
     “Facility Fee Accrual Date” shall mean April 30, 2010, as such date may be extended, suspended or reinstated with the prior written consent of the Required Lenders.
     “First Amendment Effective Date” shall mean March 31, 2009.
     “Net Proceeds (Equity)” shall mean, with respect to any Equity Issuance, the difference between (a) the aggregate amount of cash or Cash Equivalents received in connection with any Equity Issuance, and (b) the aggregate amount of any reasonable and customary legal, underwriting or other fees and expenses incurred in connection with such Equity Issuance.
     “Revolving Facility Fees” shall have the meaning assigned thereto in Section 2.4(e)(i).
     “Term Loan Facility Fees” shall have the meaning assigned thereto in Section 2.4(e)(ii).
          (ii) The definition of “Adjusted Total Indebtedness” is hereby amended by deleting the reference to “$25,000,000” therein and replacing it with “$10,000,000”.
          (iii) The definition of “Base Rate” is hereby deleted in its entirety and replaced as follows:
     “Base Rate” shall mean, at any time, a fluctuating interest rate per annum equal to the highest of (a) the rate of interest quoted from time to time by the Administrative Agent as its “prime rate” or “base rate”, (b) the Federal Funds Rate plus one-half of one percent (1/2%) and (c) LIBOR plus one percent (1.00%) ( provided that, if LIBOR is not available on such day, the most recently available LIBOR for a one month Interest Period shall be used). The Base Rate is not necessarily the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit.
          (iv) The definition of “Business Day” is hereby deleted in its entirety and replaced as follows:
     “Business Day” shall mean (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Advance, or any Base Rate Advance as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

          (v) The definition of “Debt Service” is hereby deleted in its entirety and replaced as follows:
     “Debt Service” shall mean, for any period with respect to the Borrower and its Subsidiaries on a consolidated basis, the amount of all principal paid or required to be paid and Interest Expense paid in cash (including, without limitation, any Facility Fees paid in cash) in respect of Indebtedness of the Borrower and its Subsidiaries (other than voluntary principal payments of the Revolving Loans which are not required to be accompanied by an identical reduction in the Revolving Loan Commitment).
          (vi) The definition of “Excess Cash Flow” is hereby amended by replacing the reference in clause (iv) thereof to “Section 7.7” with “Section 7.7(i)”.
          (vii) The definition of “Indebtedness” is hereby amended by deleting the word “and” between clauses (i) and (j) thereof, substituting a comma in lieu thereof and inserting the following at the end of clause (j):
     “and (k) all obligations of such Person in respect of the unpaid amount of all Facility Fees.”
          (viii) The definition of “LIBOR” is hereby deleted in its entirety and replaced as follows:
     “LIBOR” shall mean,
     (a) for any interest rate calculation with respect to a LIBOR Advance, with respect to a particular Interest Period, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $1,000,000 for a period equal to the applicable Interest Period which appears on Reuters Page LIBOR01 (or any successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Page LIBOR01 (or any successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $1,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.
     (b) for any interest rate calculation with respect to a Base Rate Advance, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $1,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on Reuters Page LIBOR01 (or any successor page) at approximately 11:00 a.m. (London time) on the applicable date of determination (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Page LIBOR01 (or any successor page), then “LIBOR” for such Base Rate Advance shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $1,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on the applicable date of determination (rounded upward, if necessary, to the nearest 1/100th of 1%).

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.
          (ix) The definition of “Net Proceeds (Indebtedness)” is hereby amended by replacing the phrase “Indebtedness of the Borrower or its Subsidiaries by the Borrower or its Subsidiaries” with the phrase “Indebtedness of any Holding Company, any Intermediate Holding Company, the Borrower or its Subsidiaries by any Holding Company, any Intermediate Holding Company, the Borrower or its Subsidiaries”.
          (x) The definition of “Operating Cash Flow” is hereby deleted in its entirety and replaced as follows:
     “Operating Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries, as of any date for any period, (a) the Net Earnings for such period (excluding, to the extent included in Net Earnings for such period, (i) the effect of any exchange of advertising time for non-cash consideration, such as merchandise or services, (ii) any other non-cash income or expense (including the cumulative effect of a change in accounting principles and extraordinary items) (iii) any gains or losses from sales, exchanges and other dispositions of property not in the ordinary course of business and (iv) the non-cash portion of any reserves or accruals for one-time charges which are equal to or greater than $300,000 incurred in connection with corporate restructurings or expense saving measures), minus (b) any cash payments made by the Borrower and its Subsidiaries during such period in respect of (i) Programming Obligations or (ii) reserves or accruals described in clause (a)(iv) above, to the extent such reserves or accruals were excluded from Net Earnings in a prior period, plus (c) the sum, without duplication, of the following to the extent deducted in determining Net Earnings (i) depreciation on or obsolescence of fixed or capital assets and amortization of intangibles and leasehold improvements (including, without limitation, amortization in respect of Programming Obligations) for such period, plus (ii) Interest Expense and deferred finance charges in such period, plus (iii) federal, state and local income taxes in such period to the extent deducted in calculating Net Earnings in such period (other than any such taxes resulting from any gains from sales and exchanges and other distributions not in the ordinary course of business), plus (iv) transaction fees, expenses and other out-of-pocket amounts incurred in connection with the First Amendment to this Agreement effective as of the First Amendment Effective Date (including all such amounts incurred in connection with the granting of Liens on additional Collateral pursuant to the terms thereof), plus (d) one-time corporate restructuring charges, as approved by the Administrative Agent, related to a Holding Company Reorganization, which charges are taken during or reserved for during the twelve (12) month period following such Holding Company Reorganization, plus (e) to the extent such expenses do not constitute Efficiency Capital Expenditures, the OTO System Integration Expenses, in an aggregate amount not to exceed, for fiscal year 2006, $475,000 and for fiscal year 2007, $900,000, plus (f) adjustments to actual historical Operating Cash Flow in connection with any Acquisition permitted pursuant to Section 7.6 ; provided that such adjustments are either (i) consistent with Regulation S-X of the United States Securities and Exchange Commission or (ii) approved by (A) the Administrative Agent in its reasonable business judgment in the case of any adjustments that do not exceed, in the aggregate for all Acquisitions consummated during such period, five percent (5%) of the Operating Cash Flow of the Borrower and its Subsidiaries for such period or (B) the Required Lenders in their reasonable business judgment, in the case of any adjustments that exceed, in the aggregate for all Acquisitions consummated during such period, five percent (5%) of the Operating Cash Flow of the Borrower and its Subsidiaries for such period, provided further that, in each case, such adjustments shall be on a consolidated basis and computed on the accrual method. For the purposes of calculating Operating Cash Flow for any period any Acquisition or Asset Sale which occurs during such period shall be deemed to have occurred on the first day of such period.
          (xi) The definition of “Permitted Holding Company Indebtedness” is hereby deleted in its entirety and replaced as follows:
     “Permitted Holding Company Indebtedness” shall mean all Indebtedness (including any assumed Indebtedness) of the Holding Company or the Intermediate Holding Company (a) that is non-recourse to the Borrower or any of its Subsidiaries, (b) that has a maturity date that is at least six (6) months after the latest Maturity Date and does not require any principal repayment prior to such date, (c) that provides that interest thereon is not required to be paid in cash, (d) is unsecured and (e) the Net Proceeds (Indebtedness) of which shall be applied to prepay the Loans in accordance with Section 2.6(b)(v).
          (xii) The definition of “Permitted Liens” is hereby amended by:
               (A) deleting clause (l) thereof in its entirety and replacing it with the following:
     “(l) Liens securing other Indebtedness (including, without limitation, obligations incurred in connection with an Acquisition permitted under Section 7.6 ) in an aggregate amount outstanding at any time not to exceed $5,000,000 less the amount of all Indebtedness secured by Liens incurred under this clause (l) that are in existence as of the First Amendment Effective Date and set forth on Schedule 1A ;” and
               (B) deleting clause (n) thereof in its entirety and replacing it with “(n) [reserved];”
          (xiii) The definitions of “Designated Dividends”, “Permitted Secured Indebtedness” and “WNDU Savings” are hereby deleted in their entirety.
     (b) Amendment to Section 2.3(f) (Applicable Margin). Section 2.3(f) is hereby deleted in its entirety and replaced as follows:
               “(f) Applicable Margin.
               (i) Revolving Loans. The Applicable Margin with respect to the Revolving Loans shall be 3.50% for LIBOR Advances and 2.50% for Base Rate Advances.
               (ii) Term Loan B. The Applicable Margin with respect to the Term Loan B shall be 3.50% for all LIBOR Advances and 2.50% for all Base Rate Advances.
     (c) Amendment to Section 2.4(a) (Commitment Fees). Section 2.4(a) is hereby amended by deleting clause (i) thereof in its entirety and replacing it with the following:
          “(i) Revolving Loan Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each of the Lenders with a Revolving Loan

Commitment, in accordance with such Lender’s respective Commitment Ratio for the Revolving Loan Commitment, commitment fees (“Revolving Commitment Fees”) on the Available Revolving Loan Commitment for each day from the Agreement Date through the Revolving Loan Maturity Date in an amount equal to the product of the Available Revolving Loan Commitment times 0.50%.”
     (d) Amendment to Section 2.4(c) (Letter of Credit Fees). Section 2.4(c) is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:
     “The Letters of Credit shall be issued for a fee equal to (x) the Applicable Margin for LIBOR Advances for Revolving Loans plus (y) the Facility Fee Rate, on a per annum basis as in effect as of the date of issuance, times the face amount of each Letter of Credit, payable quarterly in arrears.”
     (e) Amendment to Section 2.4 (Fees). Section 2.4 is hereby amended by adding the following new subsection (e):
          “(e) Facility Fees.
          (i) Revolving Facility Fees. Beginning on the First Amendment Effective Date, the Borrower agrees to pay to the Administrative Agent for the account of each of the Lenders with outstanding Revolving Loans, facility fees (“Revolving Facility Fees”) on the outstanding Revolving Loans for each day in an amount equal to the product of the outstanding principal amount of Revolving Loans on such day times the Facility Fee Rate.
          (ii) Term Loan Facility Fees. Beginning on the First Amendment Effective Date, the Borrower agrees to pay to the Administrative Agent for the account of each of the Lenders with Term Loan B outstanding, facility fees (“Term Loan Facility Fees” and, together with the Revolving Facility Fees, the “Facility Fees”) on the Term Loan B outstanding for each day in an amount equal to the product of the outstanding principal amount of Term Loan B on such day times the Facility Fee Rate.
          (iii) Calculation and Payment of Facility Fees. The Facility Fees shall be computed on the basis of a year of 360 days for the actual number of days elapsed, shall be fully earned as accrued and shall be non-refundable when paid. Payment of all Facility Fees accrued on or prior to the Facility Fee Accrual Date shall be deferred until the Revolving Loan Maturity Date or the Term Loan B Maturity Date, as applicable, as provided below. All Facility Fees accrued after the Facility Fee Accrual Date shall be payable in cash quarterly in arrears on the last Business Day of each fiscal quarter. All accrued but unpaid Revolving Facility Fees (and all unpaid interest thereon) shall be due and payable in arrears on the Revolving Loan Maturity Date and thereafter on demand. All accrued but unpaid Term Loan Facility Fees (and all unpaid interest thereon) shall be due and payable in arrears on the Term Loan B Maturity Date and thereafter on demand. All accrued but unpaid Facility Fees shall bear interest at a rate per annum equal to sum of the Applicable Margin for LIBOR Advances plus the Facility Fee Rate, which shall be payable (x) with respect to all such interest accrued prior to the Facility Fee Accrual Date, at the time of payment of the applicable Facility Fee as provided above, and (y) with respect to all such interest accrued after the

Facility Fee Accrual Date, in cash quarterly in arrears on the last Business Day of each fiscal quarter. Any payment in cash by the Borrower of unpaid Facility Fees (and all unpaid interest thereon) shall be distributed to the applicable Lenders of record in the Register on the date of such payment.
          (iv) Reduction of Facility Fee Rate. The Facility Fee Rate shall be decreased by 1.00% per annum for every $100,000,000 of principal amount of the Term Loan B prepaid pursuant to Section 2.6(b)(v) after the First Amendment Effective Date. Any such decrease in the Facility Fee Rate shall become effective on the Business Day following the date of such prepayment.”
     (f) Amendment to Section 2.6(b)(iii) (Repayment From Net Proceeds of Asset Sales or Insurance or Condemnation Proceedings). Section 2.6(b)(iii) is hereby deleted in its entirety and replaced as follows:
     “(iii) Repayments From Net Proceeds of Asset Sales or Insurance or Condemnation Proceedings. Within three (3) Business Days following the date of receipt by the Borrower or any of its Subsidiaries of any Net Proceeds (Asset Sales) (other than in connection with Asset Sales permitted under Section 7.4(a)(i)) , the Loans shall be automatically and permanently prepaid in an amount equal to, in the aggregate, one-hundred percent (100%) of any Net Proceeds (Asset Sales); provided , however , that no prepayment under this Section 2.6(b)(iii) shall occur if such Net Proceeds (Asset Sales) are from an insurance or condemnation proceeding and are reinvested in any Permitted Business or other assets directly related thereto within the succeeding two hundred seventy (270) day period; and provided further , that so long as (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower and its Subsidiaries are and will be in pro forma compliance with Section 7.8 , both before and after giving effect to such Asset Sales, no prepayment shall be required with respect to any Asset Sale (or series of related Asset Sales) consummated after the First Amendment Effective Date that does not result in more than $75,000 of Net Proceeds (Asset Sales) up to an aggregate amount of $2,000,000 of Net Proceeds (Asset Sales) for all Asset Sales consummated after the First Amendment Effective Date. Repayments under this Section 2.6(b)(iii) shall be applied first , pro rata , to the principal of the Term Loan B and, if applicable, the Incremental Facility Loans (applied to reduce, on a pro rata basis, the remaining scheduled principal installments of the Term Loan B and, if applicable, the Incremental Facility Loans) and, second to the outstanding principal amount of the Revolving Loans. Accrued interest on the principal amount of the Loans being repaid pursuant to this Section 2.6(b)(iii) to the date of such repayment (together with any additional amount owing under Section 2.9 ) will be paid by the Borrower concurrently with such principal repayment.”
     (g) Amendment to Section 2.6(b)(iv) (Excess Cash Flow). Section 2.6(b)(iv) is hereby deleted in its entirety and replaced as follows:
     “(iv) Excess Cash Flow. On or prior to April 15, 2009, and on or prior to each April 15 thereafter during the term of this Agreement, the Loans shall be repaid in the following applicable amounts:
     (A) if the Leverage Ratio as of the end of the fiscal year ended on the immediately preceding December 31 is greater than 5.00 to 1.00, an amount equal to one hundred percent (100%) of Excess Cash Flow for such fiscal year; and
     (B) if the Leverage Ratio as of the end of the fiscal year ended on the immediately preceding December 31 is less than or equal to 5.00 to 1.00, an amount equal to the sum of (1) seventy-five percent (75%) of Excess Cash Flow for such fiscal year.
Repayments under this Section 2.6(b)(iv) shall be applied first , pro rata , to the principal of the Term Loan B and, if applicable, the Incremental Facility Loans (applied to reduce, on a pro rata basis, the remaining scheduled principal installments of the Term Loan B and, if applicable, the Incremental Facility Loans) and, second , to the outstanding principal amount of the Revolving Loans. Accrued interest on the principal amount of the Loans being repaid pursuant to this Section 2.6(b)(iv) to the date of such repayment (together with any additional amount owing under Section 2.9 ) will be paid by the Borrower concurrently with such principal repayment.”
     (h) Amendment to Section 2.6(b)(v) (Issuance of Indebtedness). Section 2.6(b)(v) is hereby deleted in its entirety and replaced as follows:
          “(v) Issuance of Indebtedness or Capital Stock.
     (A) Within three (3) Business Days following the date of receipt by any Holding Company, any Intermediate Holding Company, the Borrower or any of its Subsidiaries of any Net Proceeds (Indebtedness) arising from the issuance of Indebtedness by any such Person after the Agreement Date incurred pursuant to Section 7.1(c) or Section 7.13(b) , as applicable, or otherwise consented to by the Required Lenders, the Loans shall be repaid in an amount equal to one hundred percent (100%) of the Net Proceeds (Indebtedness) related thereto; provided that no prepayment under this Section 2.6(b)(v) shall occur if (1) such Net Proceeds (Indebtedness) are from the incurrence of Subordinated Indebtedness issued either to: (x) pay all or a portion of the purchase price in connection with an Acquisition permitted pursuant to Section 7.6 made substantially concurrently with such incurrence of Subordinated Indebtedness, or (y) refinance, renew, replace or extend any Subordinated Indebtedness, in each case as permitted pursuant to Section 7.1(c) and (2) the Borrower has complied with the requirements of Section 7.1(c) ; and
     (B) Within three (3) Business Days following the date of receipt by any Holding Company, any Intermediate Holding Company, the Borrower or any of its Subsidiaries of any Net Proceeds (Equity) arising from any Equity Issuance on or after the First Amendment Effective Date, the Loans shall be repaid in an amount equal to one hundred percent (100%) of the Net Proceeds (Equity) related thereto.
Repayments under this Section 2.6(b)(v) shall be applied first , pro rata, to the principal of the Term Loan B and, if applicable, the Incremental Facility Loans (applied to reduce, on a pro rata basis, the remaining scheduled principal installments of the Term Loan B and, if applicable, the Incremental Facility Loans) and, second to the outstanding principal amount of the Revolving Loans. Accrued interest on the principal amount of the Loans being repaid pursuant to this Section 2.6(b)(v) to the date of such repayment (together with any additional amount owing under Section 2.9 ) will be paid by the Borrower concurrently with such principal repayment.”
     (i) Amendment to Section 2.6(b) (Repayments). Section 2.6(b) is hereby amended by adding the following new subsection (x):
     “(x) Maximum Cash Balance. If, at any time there are Revolving Loans outstanding, the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries exceeds $10,000,000 for a period of five (5) consecutive Business Days, the Borrower shall immediately repay any Revolving Loans in the amount of such excess. If, at any time no Revolving Loans are outstanding, the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries exceeds $20,000,000 for a period of five (5) consecutive Business Days, the Borrower shall immediately repay the principal of the Term Loan B and, if applicable, the Incremental Facility Loans, on a pro rata basis (applied to reduce, on a pro rata basis, the remaining scheduled principal installments of the Term Loan B and, if applicable, the Incremental Facility Loans) in the amount of such excess. Accrued interest on the principal amount of the Loans being repaid pursuant to this Section 2.6(b)(x) to the date of such repayment (together with any additional amount owing under Section 2.9 ) will be paid by the Borrower concurrently with such principal repayment.”
     (j) Amendment to Section 2.14 (Incremental Facility Loans). Section 2.14 is hereby deleted in its entirety and replaced as follows:
“Section 2.14 Incremental Facility Loans. The aggregate principal amount of Incremental Facility Loans and Incremental Facility Commitments shall be $0.”
     (k) Amendment to Section 2.15 (Increases to the Revolving Loan Commitment). Section 2.15 is hereby deleted in its entirety and replaced as follows:
“Section 2.15 Increases to the Revolving Loan Commitment. The aggregate principal amount of increases to the Revolving Loan Commitment (each, an “Optional Increase”) shall be $0.”
     (l) Amendment to Section 3.2 (Conditions Precedent to Each Advance). Section 3.2 is hereby amended by adding the following new subsection (g):
          “(g) Solely with respect to the making of any Advance, as of the end of the Business Day immediately preceding the date of any such Advance and after giving effect to the Borrower’s receipt of the proceeds from any such Advance, as the case may be, and the application of such proceeds, the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries shall not exceed $10,000,000.”
     (m) Amendment to Article 5 (General Covenants). Article 5 is hereby amended by adding the following new Section 5.22 :
     “Section 5.22 Additional Real Property Collateral. Notify the Administrative Agent within ten (10) days after the acquisition of or entry into a new lease of any Real Property by the Borrower or any of its Subsidiaries (a) upon which a broadcast tower is located, (b) upon which a studio or other facility related to the operation of a Station is located or (c) that has a fair market value in excess of $500,000 (but excluding any Real Property where the Administrative Agent reasonably determines that the cost of obtaining a Lien on such Real Property or such lease is excessive in relation to the value afforded thereby), in each case that is not subject to the existing Security Documents and, within ninety (90) days after the acquisition of or entry into a lease of such Real Property, as such date may be extended by the Administrative Agent in its reasonable discretion, (i) with respect to any such owned Real Property, deliver to the Administrative Agent such mortgages, deeds of trust, title insurance policies, environmental reports, surveys, and other documents reasonably requested by the Administrative Agent in connection with granting and perfecting a first priority Lien, subject only to Permitted Liens, on such Real Property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties and (ii) with respect to any such leased Real Property, use its commercially reasonable efforts to deliver such leasehold mortgages, estoppels or subordination, non-disturbance and attornment agreements, landlord waivers and access agreements reasonably requested by the Administrative Agent, all in form and substance acceptable to the Administrative Agent.”
     (n) Amendment to Section 6.1 (Quarterly Financial Statements and Information). Section 6.1 is hereby deleted in its entirety and replaced as follows:
     “Section 6.1 Monthly and Quarterly Financial Statements and Information.
     (a) Within thirty (30) days after the last day of each calendar month of the Borrower the balance sheets and the related statements of operations of the Borrower and its Subsidiaries on a consolidated basis as at the end of such month and for the elapsed portion of the year ended with the last day of such month, each of which shall set forth in comparative form the corresponding figures as of the end of and for the corresponding calendar month in the preceding fiscal year and the elapsed portion of the preceding fiscal year ended with the last day of such corresponding calendar month in the preceding fiscal year and shall be certified by the chief financial officer, chief accounting officer or controller of the Borrower to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Borrower on a consolidated basis with its Subsidiaries, as at the end of such month and the results of operations for such month, and for the elapsed portion of the year ended with the last day of such month, subject only to normal year-end and audit adjustments and the absence of statements of cash flows and footnotes.
     (b) Within fifty (50) days (or five (5) days following such shorter period as required by Applicable Law) after the last day of each of the first three (3) quarters of each fiscal year of the Borrower (i) the balance sheets and the related statements of operations of the Borrower and its Subsidiaries on a consolidated and consolidating basis as at the end of such quarter and for the elapsed portion of the year ended with the last day of such quarter and (ii) the related statements of cash flows of the Borrower on a consolidated basis with its Subsidiaries for such quarter and for the elapsed portion of the year ended with the last day of such quarter, each of which shall set forth in comparative form the corresponding figures as of the end of and for the corresponding quarter in the preceding fiscal year and the elapsed portion of the preceding fiscal year ended with the last day of such corresponding quarter in the preceding fiscal year and shall be certified by the chief financial officer, chief accounting officer or controller of the Borrower to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Borrower on a consolidated and consolidating basis with its Subsidiaries, as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end and audit adjustments.”
     (o) Amendment to Section 6.3 (Performance Certificates). Section 6.3 is hereby amended by (i) deleting the reference to “6.1” therein and replacing it with “6.1(b)” and (ii) deleting the reference to “Section 7.8” in subsection (a) thereof and replacing it with “Sections 7.6(i) and 7.8”.
     (p) Amendment to Section 6.4 (Copies of Other Reports). Section 6.4 is hereby amended by adding a new clause (g) as follows:
     “(g) Promptly upon request thereof from the Administrative Agent, a cash report showing the daily amount of cash and Cash Equivalents of the Borrower and its Subsidiaries for the prior month, in form and substance reasonably satisfactory to the Administrative Agent.”
     (q) Amendment to Section 7.1(e) (Indebtedness of the Borrower and its Subsidiaries). Section 7.1(e) is hereby deleted in its entirety and replaced as follows:
     “(e) other Indebtedness in an aggregate amount outstanding at any time not to exceed $5,000,000 less the aggregate amount of all Indebtedness incurred pursuant to this Section 7.1(e) and in existence as of the First Amendment Effective Date and set forth on Schedule 6A.”
     (r) Amendment to Section 7.4(a) (Liquidation, Merger or Disposition of Assets). Section 7.4(a) is hereby amended by:
     (i) deleting clause (ii) in its entirety and replacing it with the following:
          “(ii) consist of long-term Station operating assets (including the Capital Stock of a Person which owns long-term Station operating assets), in exchange for which the Borrower or any Subsidiary receives cash, Cash Equivalents or television stations at least equal to the fair market value of the assets so exchanged as determined by the board of directors of the Borrower; provided that at least ten (10) days prior to the completion of such exchange, the Borrower shall provide to the Administrative Agent (in each case in form and substance reasonably satisfactory to the Administrative Agent):
          (A) a written notification of such exchange describing the assets to be exchanged and the proposed closing date of the exchange;
          (B) a certificate, executed by an Authorized Signatory of the Borrower, (1) certifying that the board of directors has determined that the property or other consideration received by the Borrower and its Subsidiaries is at least equal to the fair market value of the assets so exchanged, (2) attaching calculations evidencing that the property or other consideration received by the Borrower and its Subsidiaries is at least equal to the fair market value of the assets so exchanged, (3) attaching any other information considered by the board of directors and evidencing the board of directors’ analysis of the attached calculations in making the determination that the property or other consideration received by the Borrower and its Subsidiaries is at least equal to the fair market value of the assets so exchanged, (4) attaching financial calculations specifically demonstrating (x) the Borrower’s pro forma compliance with Section 7.8 after giving effect to such exchange and (y) that the pro forma Leverage Ratio after giving effect to such exchange shall not be greater than the Leverage Ratio immediately prior to giving effect to such exchange, (5) attaching financial projections for the Borrower for a five (5) year period after the closing of such exchange after giving effect to such exchange and (6) certifying that no Default or Event of Default exist or would be caused by such exchange; and
          (C) such other documentation as the Administrative Agent shall reasonably request;
               provided further , that (x) the aggregate amount of all cash and Cash Equivalents either paid or received by the Borrower or any Subsidiary in connection with all asset exchanges pursuant to this Section 7.4(a)(ii) on or after the First Amendment Effective Date shall not exceed $25,000,000 and (y) any cash or Cash Equivalents that are received by the Borrower or any Subsidiary in connection with any asset exchange pursuant to this Section 7.4(a)(ii) shall be applied pursuant to Section 2.6(b)(iii) ,”
          (ii) deleting from clause (iii)(A) thereof the phrase “at least seventy-five percent (75%)” and replacing it with the phrase “one hundred percent (100%)”.
     (s) Amendment to Section 7.6 (Investments and Acquisitions). Section 7.6 is hereby amended by:
          (i) deleting subsection (c) in its entirety and replacing it with the following:
          “(c) make Acquisitions subject to satisfaction of the following conditions:
               (i) such Acquisition is in a Permitted Business;
               (ii) the Borrower complies with Sections 5.13 and 5.16 ; and
               (iii) for any Acquisition:
               (A) the Borrower shall have given to the Administrative Agent written notice of such Acquisition at least fifteen (15) days prior to executing any binding commitment with respect thereto, which notice shall state the additional amounts, if any, of Liens to be incurred in connection therewith, and the structure of the transaction shall be in form and substance reasonably acceptable to the Administrative Agent;
               (B) the Borrower shall have provided to the Administrative Agent five (5) days prior to the consummation of the proposed Acquisition the agreement governing such Acquisition (and all related documents and instruments to the extent reasonably requested by the Administrative Agent); and
               (C) the Borrower shall have provided to the Administrative Agent and the Lenders within ten (10) days prior to the consummation of the proposed Acquisition an acquisition report signed by an executive officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, which shall include, without limitation, (x) financial calculations specifically demonstrating (1) the Borrower’s pro forma compliance with Section 7.8 after giving effect to such Acquisition and (2) that the pro forma Leverage Ratio after giving effect to such Acquisition shall not be greater than the Leverage Ratio immediately prior to giving effect to such Acquisition, and (y) financial projections for the Borrower for a five (5) year period after the closing of such Acquisition after giving effect to such Acquisition, including, without limitation, a statement of sources and uses of funds for such Acquisition showing, among other things, the sources of financing for such Acquisition, and demonstrating Borrower’s ability to meet its repayment obligations hereunder through the Maturity Date;”
          (ii) deleting subsections (g), (h) and (i) thereof in their entireties and replacing them with the following:
          “(g) [reserved];
          (h) [reserved]; and
     (i) in the ordinary course of business, make Investments in Capital Expenditures in an aggregate amount per fiscal year not to exceed $20,000,000 in fiscal year 2009 and thereafter (i) $15,000,000, if the Leverage Ratio as of December 31 of the immediately prior fiscal year is greater than 6.00 to 1.00 or (ii) $20,000,000, if the Leverage Ratio as of December 31 of the immediately prior fiscal year is less than or equal to 6.00 to 1.00; provided that the maximum permitted amount of Capital Expenditures under clause (ii) above for any fiscal year shall be increased by up to $3,000,000 of the unused portion of the maximum permitted amount in the immediately preceding fiscal year (it being acknowledged and agreed that in calculating the unused portion with respect to any immediately preceding fiscal year, Capital Expenditures made in the immediately preceding fiscal year shall be deemed to have been made first from the amounts specified in clauses (i) and (ii) for such immediately preceding fiscal year, and upon the reduction of such amount to $0, from unused amounts, if any, carried forward from the fiscal year that preceded such immediately preceding fiscal year).”
(t) Amendment to Section 7.7 (Restricted Payments). Section 7.7 is hereby amended by:
     (i) deleting subsection (b) thereof in its entirety and replacing it with “(b) [reserved];” and
          (ii) deleting subsections (g) and (h) in their entireties and replacing them with the following:
     “(g) the Borrower may repurchase Capital Stock of the Borrower deemed to occur upon the “cashless” exercise of options held by employees to the extent such Capital Stock represents a portion of the exercise price of those options, in an aggregate amount not exceed $500,000 in any fiscal year;
     (h) so long as (i) no Default or Event of Default has occurred and is continuing or would result after giving effect to such Restricted Payment and (ii) the Facility Fee Accrual Date has occurred, the Borrower may (A) make dividends to holders of its Capital Stock, (B) fund payments of current interest on any Permitted Holding Company Indebtedness, (C) fund payments, prepayments and repurchases of principal of any Permitted Holding Company Indebtedness, (D) make payments, prepayments and repurchases of Subordinated Indebtedness of the Borrower and its Subsidiaries and (E) repurchase its Capital Stock (or, after the completion of a Holding Company Reorganization make Restricted Payments to the Holding Company, or any Intermediate Holding Company, to fund repurchases of the Capital Stock of the Holding Company), in an aggregate amount paid under clauses (A) through (E) above not to exceed $1,000,000 from and after the First Amendment Effective Date; and”
     (u) Amendment to Section 7.8 (Leverage Ratio). Section 7.8 is hereby deleted in its entirety and replaced as follows:
“Section 7.8 Leverage Ratio. At all times, the Borrower shall not permit its Leverage Ratio to exceed the ratios set forth below during the periods indicated:

Period	Leverage Ratio
December 31, 2008 through March 30, 2009	7.25 : 1.00
March 31, 2009 through June 29, 2009	8.00 : 1.00
June 30, 2009 through September 29, 2009	8.25 : 1.00
September 30, 2009 through December 30, 2009	8.50 : 1.00
December 31, 2009 through March 30, 2010	8.75 : 1.00
March 31, 2010 through December 30, 2010	7.00 : 1.00
December 31, 2010 and thereafter	6.50 : 1.00
     (v) Amendment to Section 8.1(c) (Events of Default). Section 8.1(c) is hereby amended by adding “, 5.22” after “5.21” therein.
     (w) Amendment to Section 8.1(k) (Events of Default). Section 8.1(k) is hereby amended by deleting clause (i) thereof in its entirety and replacing it with the following: “(i) any default under any instrument, document or agreement relating to (A) any Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount exceeding $25,000,000 or (B) any Permitted Holding Company Indebtedness”.
     (x) Amendment to Schedules. The Credit Agreement is hereby amended by adding Schedules 1A and 6A thereto in the forms attached to this Agreement.
     3. Effectiveness. This Agreement shall become effective when, and only when:
     (a) the Administrative Agent shall have received counterparts of this Agreement executed by the Borrower, each guarantor of the Obligations and the Administrative Agent;
     (b) the Administrative Agent shall have received executed Lender Authorizations from the Required Lenders;
     (c) the Borrower shall have delivered irrevocable written notice to the Administrative Agent pursuant to Section 2.5 of the Credit Agreement to permanently reduce the Revolving Loan Commitment from $100,000,000 to $50,000,000 (it being agreed that the five Business Day notice requirement set forth therein is hereby waived by the Consenting Lenders);
     (d) the Administrative Agent shall have received, to the extent necessary, resolutions of the board of directors of the Borrower authorizing the amendments set forth herein;

     (e) the Borrower shall have paid the fees set forth in that certain letter agreement dated as of March 17, 2009 (as amended, restated, supplemented or otherwise modified) among Wachovia Capital Markets, LLC, the Administrative Agent and the Borrower;
     (f) the Borrower shall have paid to the Administrative Agent (or its applicable affiliates), for the account of each Consenting Lender (including the Administrative Agent in its capacity as a Lender) that executes and delivers this Agreement or a Lender Authorization to the Administrative Agent (or its counsel) on or prior to 12:00 p.m. (Eastern Time) on March 31, 2009, an amendment fee in an amount equal to 50.0 basis points multiplied by the aggregate amount of such Lender’s Revolving Loan Commitment and the aggregate outstanding principal amount of such Lender’s Term Loan B, in each case as of the date of this Agreement (after giving effect to the reduction of the Revolving Loan Commitment contemplated hereby);
     (g) the Administrative Agent shall have received a written report in form and substance satisfactory to the Administrative Agent from the Borrower’s independent tax advisors setting forth the pro forma tax and accounting treatments with respect to the transactions contemplated by this Agreement; and
     (h) the Administrative Agent shall have received any other documents or instruments reasonably requested by the Administrative Agent in connection with the execution of this Agreement.
     The amendments and modifications to the Credit Agreement set forth in this Agreement shall be effective on and after the effective date hereof and shall not have retroactive impact on events occurring prior to the effective date hereof.
     4. Post-Closing Covenant. No later than ninety (90) days after the First Amendment Effective Date, as such date may be extended by the Administrative Agent in its reasonable discretion, the Borrower shall (a) with respect to all Material Real Property owned by the Borrower and its Subsidiaries as of the First Amendment Effective Date, deliver to the Administrative Agent such mortgages, deeds of trust, title insurance policies, environmental reports, surveys and other documents reasonably requested by the Administrative Agent in connection with granting and perfecting a first priority Lien in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, subject only to Permitted Liens, and (b) with respect to all Material Real Property leased by the Borrower and its Subsidiaries as of the First Amendment Effective Date, use its commercially reasonable efforts to deliver such leasehold mortgages, estoppels or subordination, non-disturbance and attornment agreements, landlord waivers and access agreements reasonably requested by the Administrative Agent, all in form and substance acceptable to the Administrative Agent. “Material Real Property” means all Real Property owned or leased by the Borrower and its Subsidiaries as of the First Amendment Effective Date (i) upon which a broadcast tower is located, (ii) upon which a studio or other facility related to the operation of a Station is located or (iii) that has a fair market value in excess of $500,000 (but excluding any Real Property where the Administrative Agent reasonably determines that the cost of obtaining a Lien on such Real Property or lease is excessive in relation to the value afforded thereby). The failure by the Borrower to comply with the terms of this Section 4 shall constitute an immediate Event of Default under the Credit Agreement.
     5. Limited Effect. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect. This Agreement shall not be deemed (a) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document, (b) to prejudice any right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or modified from time to time, (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrower, any of its Subsidiaries or any other Person with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or the Administrative Agent, or any of them, under or with respect to any such documents or (d) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among the Borrower or any of its Subsidiaries, on the one hand, and the Administrative Agent or any other Lender, on the other hand. References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, “hereof” or other words of like import) and in any Loan Document to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as modified hereby.
     6. Representations and Warranties/No Default. By their execution hereof, the Borrower and each of its Subsidiaries hereby certifies, represents and warrants to the Administrative Agent and the Lenders that:
     (a) after giving effect to the amendments set forth in Section 2 above, each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents is true, correct and complete in all material respects as of the date hereof, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true, correct and complete as of such earlier date; provided , that any representation or warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true, correct and complete in all respects as of the date hereof;
     (b) no Default or Event of Default has occurred or is continuing;
     (c) it has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other documents executed in connection herewith to which it is a party in accordance with their respective terms and the transactions contemplated hereby; and
     (d) this Agreement and each other document executed in connection herewith has been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries, and each such document constitutes the legal, valid and binding obligation of the Borrower and each of its Subsidiaries, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
     7. Acknowledgement and Reaffirmation. Each of the Borrower and its Subsidiaries (a) agrees that the transactions contemplated by this Agreement shall not limit or diminish the obligations of such Person under, or release such Person from any obligations under, the Credit Agreement, the Subsidiary Guaranty Agreement, the Collateral Agreement and each other Security Document to which it is a party, (b) confirms and reaffirms its obligations under the Credit Agreement, the Subsidiary Guaranty Agreement, the Collateral Agreement and each other Security Document to which it is a party and (c) agrees that the Credit Agreement, the Subsidiary Guaranty Agreement, the Collateral Agreement and each other Security Document to which it is a party remain in full force and effect and are hereby reaffirmed.
     8. Release.
     (a) Each of the Borrower and its Subsidiaries hereby releases, remises, acquits and forever discharges the Administrative Agent and each of the Lenders and their respective employees, agents,

representatives, consultants, attorneys, fiduciaries, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (collectively, the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the effective date of this Agreement, and in any way directly or indirectly arising out of or in any way connected to the Credit Agreement or the Loan Documents (collectively, the “Released Matters”). Each of the Borrower and its Subsidiaries acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.
     (b) Each of the Borrower and its Subsidiaries hereby waives the provisions of any statute or doctrine to the effect that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
     (c) Each of the Borrower and its Subsidiaries acknowledges and understands the rights and benefits conferred by such a statute or doctrine and the risks associated with waiver thereof, and after receiving advice of counsel, hereby consciously and voluntarily waives, relinquishes and releases any and all rights and benefits available thereunder, insofar as they apply, or may be construed to apply, to each release set forth herein or contemplated hereby. In so doing, each of the Borrower and its Subsidiaries expressly acknowledges and understands that it may hereafter discover facts in addition to or different from those that it now believes to be true with respect to the subject matter of the disputes, claims and other matters released herein, but expressly agrees that it has taken these facts and possibilities into account in electing to make and to enter into this release, and that the releases given herein shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different facts or possibilities.
     (d) This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Each of the Borrower and its Subsidiaries acknowledges that the release contained herein constitutes a material inducement to Administrative Agent and each Lender to enter into this Agreement and that Administrative Agent and those Lenders would not have done so but for the Administrative Agent’s and each Lender’s expectation that such release is valid and enforceable in all events.
     9. Covenant Not to Sue. Each of the Borrower and its Subsidiaries, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by the Borrower and its Subsidiaries pursuant to Section 8 above. If any of the Borrower, its Subsidiaries or any of their respective successors, assigns or other legal representations violates the foregoing covenant, each of the Borrower and its Subsidiaries, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by any Released Party as a result of such violation.
     10. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder.
     11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     12. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     13. Electronic Transmission. A facsimile, telecopy, pdf or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy, pdf or other reproduction hereof.
     14. Entire Agreement. This Agreement is the entire agreement, and supersedes any prior agreements and contemporaneous oral agreements, of the parties concerning its subject matter.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

GRAY TELEVISION, INC.,
as Borrower

By:	/s/ James C. Ryan

Name:	James C. Ryan

Title:	Senior Vice President and CFO

WVLT-TV, INC.,
as Guarantor

By:	/s/ James C. Ryan

Name:	James C. Ryan

Title:	Vice President and CFO

GRAY TELEVISION GROUP, INC.,
as Guarantor

By:	/s/ James C. Ryan

Name:	James C. Ryan

Title:	SVP, Asst. Secretary and Treasurer

GRAY TELEVISION LICENSEE, LLC,
as Guarantor

By:	/s/ James C. Ryan

Name:	James C. Ryan

Title:	Treasurer

[First Amendment — Gray Television, Inc.]

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent (on behalf of itself and the Consenting
Lenders who have executed a Lender Authorization) and as a
Lender

By:	/s/ Jeffrey R. Gignac

Name:	Jeffrey R Gignac

Title:	Vice President

[First Amendment — Gray Television, Inc.]

Exhibit A
Form of Lender Authorization

LENDER AUTHORIZATION
Gray Television, Inc.
March ___, 2009
Wachovia Bank, National Association, as Administrative Agent
NC0680
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services

Re:	The First Amendment dated as of March 31, 2009 (the “Agreement”) to that certain Credit Agreement dated as of March 19, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Gray Television, Inc., a Delaware corporation (the “Borrower”), the lenders party thereto (the “Lenders”) and Wachovia Bank, National Association, as administrative agent (the “Administrative Agent”) for the Lenders
     This Lender Authorization acknowledges our receipt and review of the execution copy of the Agreement, in the form posted on SyndTrak Online or otherwise distributed to us by the Administrative Agent. By executing this Lender Authorization, we hereby approve the Agreement and authorize the Administrative Agent to execute and deliver the Agreement on our behalf.
     Each financial institution purporting to be a Lender and executing this Lender Authorization agrees or reaffirms that it shall be a party to the Agreement and the other Loan Documents (as defined in the Credit Agreement) to which Lenders are parties and shall have the rights and obligations of a “Lender” (as defined in the Credit Agreement), and agrees to be bound by the terms and provisions applicable to a “Lender” under each such agreement. In furtherance of the foregoing, each financial institution executing this Lender Authorization agrees to execute any additional documents reasonably requested by the Administrative Agent to evidence such financial institution’s rights and obligations under the Credit Agreement.
     A facsimile, telecopy, pdf or other reproduction of this Lender Authorization may be executed by one or more parties hereto, and an executed copy of this Lender Authorization may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

[Insert name of applicable financial institution]

By:

Name:

Title:

Schedule 1A
Liens in Existence on the First Amendment Effective Date

FILE
DEBTOR	SECURED PARTY	JURISDICTION	DATE	FILE NO.	DESCRIPTION
Gray Television, Inc.	Great America Leasing Corporation	Barrow County, Ga.	2/1/2008	007-2008-2261	Lease Transaction — 448188, Various Kyocera copiers with accessories and all products, proceeds and attachments.
Gray Television Group, Inc.	US Bancorp	Delaware	3/10/2009	2009 0760485	1 FS-9530DN PPP8703580 and 1 FS 9530DN PPP8703579
Gray Television Group, Inc.	Great America Leasing Corporation	Delaware	3/11/2009	2009 0766946	Lease Transaction — Various Konica, Muratec and HP Copiers, Printers and Fax machines and all products, proceeds and attachments

Schedule 6A
Indebtedness in Existence on the First Amendment Effective Date

Description	Station	Amount
Note — Don Bagwell	WVLT	405,018.76
Lease — Endres Leasing	KXII	5,306.29
Lease — Ikon	WBKO	20,664.92
Lease — US Bank	WIBW	28,682.49

Total		459,672.46